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                                                                    EXHIBIT 99.2



                           SUN CAPITAL PARTNERS, INC.



April 20, 2006



Tracy Aronson Schwartz
Merrill Lynch & Co.
Four World Financial Center
30th Floor
New York, NY 10080

Dear Ms. Schwartz:

On behalf of Sun Capital Partners Group IV, Inc. or its assigns ("Sun Capital", "we", "us" or "our"), we are pleased to submit this non-binding offer to you with respect to the acquisition (the "Acquisition") of Marsh Supermarkets, Inc. ("Marsh" or the "Company").

Except with regard to the provisions of the "Exclusivity Period" below, which shall be binding when accepted by the Company, this letter is intended to serve only as an expression of Sun Capital's intent and not as a binding obligation of the parties to consummate the Acquisition; any such obligation will be created only after satisfactory completion of Sun Capital's due diligence investigation by execution and delivery of a definitive acquisition agreement. This paragraph overrides any other conflicting provisions in this letter.

OVERVIEW OF PROPOSED TRANSACTION

Purchase Price. Sun Capital would acquire the Company for a purchase price of $11.125 per share (the "Purchase Price"), but otherwise on substantially the same terms as provided in our mark up of the draft Merger Agreement. This offer assumes that there are 7,909,442 shares of common stock (including Class A common stock and Class B common stock) issued and outstanding and 1,850,884 options outstanding having a weighted average exercise price of $13.22.

Sources of Financing. We have already received and are evaluating proposals from major lending institutions for ABL and real estate financing. Nevertheless, we and our affiliates have more than $3.5 billion of equity capital under management. Sun Capital affiliates acquire controlling interests in companies through Sun Capital's private equity fund, Sun Capital Partners IV, LP, with $1.5 billion of committed equity capital and invests in non-controlling stakes in equity, debt, and other securities of companies through its securities fund, Sun Capital Securities Fund, with more than $1.2 billion of committed equity capital. Sun Capital affiliates can invest more than $800 million of capital in any one transaction and bridge the entire purchase price. Therefore, this offer is not subject to any financing contingency.


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Timing & Process. Upon receipt of your acknowledgment below relating to the
"Exclusivity Period," Sun Capital will immediately work towards (i) signing a definitive agreement and (ii) closing the Acquisition as quickly as possible after signing a definitive agreement.

Operating Plan for Marsh. While Sun Capital's affiliates have a number of retail investments, it is our intention to operate Marsh as a stand alone company and we look forward to working with management and the employees of Marsh to maximize the potential of the Company.

Confidentiality. Except with respect to the Company's respective shareholders, members, subsidiaries, controlled-affiliates, directors, officers, employees, advisors, attorneys, investment bankers, brokers, agents or any other person acting on behalf of any of the foregoing (the "Company Representatives") in connection with this offer, the Company agrees that, unless required by applicable law or regulatory authority, it will not (and shall require the Company Representatives not to) without the prior approval of Sun Capital, disclose to any person (i) the existence, or any of the terms, conditions or other facts, of this letter, (ii) the identity of Sun Capital or (iii) the timing of the Exclusivity Period.

Should you have any questions or comments regarding this offer, please feel free to Gary Talarico at 212-588-9953 or David Blechman at 212-588-0623. Our legal counsel is Steven Navarro, a partner of Morgan, Lewis & Bockius LLP. Steven can be reached at 212-309-6147.

Very truly yours,

Sun Capital Partners Group IV, Inc.



By:  /s/ David Blechman
     ------------------------------
     David Blechman
     Vice President


Exclusivity Period:
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The Company acknowledges that Sun Capital will devote substantial time and will incur out-of-pocket expenses in connection with conducting confirmatory due diligence and arranging the Acquisition. To induce Sun Capital to incur such time and expenses, the Company hereby agrees that from the date hereof until the earlier of (i) 11:59 PM, EST, on the date that is 21 days from the date on which the Company executes this letter, or (ii) the date upon which Sun Capital notifies the Company in writing that it no longer wishes to pursue the Acquisition (the "Exclusivity Period"), the Company agrees that it will and it will cause the Company Representatives to cease all ongoing Prohibited Activities (as defined below) and will not, and it will cause the Company Representatives



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not to, (A) initiate, solicit or encourage any inquiries, proposals or offers with respect to (i) the acquisition or sale of any units of capital stock or any other voting securities or debt securities of the Company, or any interests therein, (ii) the acquisition or sale of all or a material portion of the assets and properties of the Company, or interests therein, (iii) the merger, consolidation or combination of the Company, (iv) the refinancing of the Company, (v) the liquidation, dissolution or reorganization of the Company, or
(vi) any other material transaction with the consummation of which would or could reasonably be expected to materially interfere with, prevent or materially delay the consummation of the Acquisition (each a "Potential Transaction"), (B) provide information to any other party, or review information of any other party, in connection with a Potential Transaction or (C) enter into any contract, agreement or arrangement with any party, concerning or relating to a Potential Transaction (each of the foregoing, a "Prohibited Activity"). The Company agrees that if it or the Company Representatives engage in any Prohibited Activity during the Exclusivity Period, then the Company shall reimburse Sun Capital on demand for all of its out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants) incurred by or on behalf of Sun Capital in connection with or related to the Acquisition, up to a maximum of $5 million in the aggregate.

The Company hereby agrees that until the expiration of the Exclusivity Period, the Company shall and shall cause each of the Company Representatives to afford to Sun Capital and its attorneys, consultants, accountants, lenders, investors, strategic partners, advisors and authorized representatives full access, upon reasonable notice during normal business hours and at other reasonable times, to all properties, book, contracts, commitments, records, personnel, lenders and advisors of the Company in order to permit Sun Capital to conduct confirmatory due diligence investigation of the Company. Such investigation shall include, among other things, the receipt of relevant financial information, the review of any relevant contractual obligations of the Company and the conduct of discussions with the Company's management, employees and customers.


ACKNOWLEDGED AND AGREED TO:

MARSH SUPERMARKETS, INC.


By: /s/ Don E. Marsh
    -------------------------------
Name:  Don E. Marsh
Title: Chairman of the Board and Chief Executive Officer
Date:  April 20, 2006